Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 103 to Registration Statement No. 002-41839 on Form N-1A of our report dated March 16, 2007 relating to the financial statements and financial highlights of Fidelity Devonshire Trust, including Fidelity Tax-Free Bond Fund (currently a fund of Fidelity Fixed-Income Trust), appearing in the Annual Report on Form N-CSR of Fidelity Devonshire Trust for the year ended January 31, 2007 and to the reference to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP Deloitte & Touche LLP
Boston, Massachusetts
June 26, 2007